Exhibit 99.1

GBS Enterprises Appoints Gary MacDonald as Managing Director and Interim CEO

WOODSTOCK, Ga., July 11, 2012 (GLOBE NEWSWIRE) — GBS Enterprises Incorporated (OTCBB:GBSX), a global software and services company specializing in Application Modernization and Cloud Automation solutions, today announced the appointment of Gary MacDonald, EVP and Chief Corporate Development Officer of GBS Enterprises, as Managing Director of Worldwide Operations and Interim CEO. Mr. MacDonald replaces Mr. Joerg Ott, Chairman and CEO, who is stepping down for personal reasons effective July 11, 2012. Mr. Ott will remain Chairman of the Board.

The GBS Board has agreed to immediately begin a search for an experienced CEO to take the Company to the next level. While Mr. MacDonald is acting as Interim CEO, the Board and Mr. Ott will search for Mr. Ott's permanent replacement. Mr. MacDonald has been with the Company for 7 years, has been the primary liaison with the investment community, and has a full understanding of all corporate operations.

Mr. Ott said, "The Company has entered into a new phase of growth with robust trans-Atlantic operations which require full time attention. Personal reasons are preventing me from devoting this full time attention to the Company's operations. Therefore, I have decided to step down as the CEO of GBS Enterprises."

Mr. MacDonald commented, "On behalf of the board, I would like to thank Joerg for his contribution as CEO. I look forward to working together closely as we further develop and establish the strategic direction of the Company."

About GBS Enterprises

GBS Enterprises Incorporated (OTCBB:GBSX) is a leader in Application Modernization Technology, Cloud Services and is the world's largest provider of expertise for the IBM Lotus Notes/Domino platform. With its unique capabilities, solutions and services in the Lotus Software environment, it helps customers assess and evaluate their current Lotus infrastructure and application environment, formulate their strategic technology and operational goals, and implement solutions on-premise or on the cloud that meets their current and future business needs.

Caution Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

CONTACT:	Investor Relations Contact:

Alliance Advisors, LLC

Alan Sheinwald, Founder and President

(914) 669-0222

 asheinwald@allianceadvisors.net

 Gary MacDonald, EVP and

 Interim CEO

 gmacdonald@gbsx.us